Apex Silver Files for Reorganization under Chapter 11 of the U.S. Bankruptcy Code

DENVER--(MARKET WIRE)—January 13, 2009-- Apex Silver Mines Limited, AMEX:SIL (the “Company”) and its wholly-owned subsidiary, Apex Silver Mines Corporation (“ASMC”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”) on January 12, 2009. The Company and ASMC will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court.

Plan Support Agreement

On January 12, 2009, the Company and ASMC entered into a Plan Support Agreement (the “Plan Support Agreement”) with Sumitomo Corporation (“Sumitomo”), eleven of the twelve lenders under the San Cristobal project finance facility (the “Senior Lenders”), and the holders of approximately 65% of the outstanding principal amount of the Company’s 2.875% and 4.0% Convertible Senior Subordinated Notes due 2024 (together, the “Subordinated Noteholders”). Under the terms of the Plan Support Agreement, each of the parties thereto has agreed, following receipt of a Bankruptcy Court-approved disclosure statement, to vote in favor of a joint plan of reorganization of the Company and ASMC on the terms and conditions set forth in the Plan Term Sheet attached as part of the Plan Support Agreement.

Under the proposed plan of reorganization contemplated by the Plan Term Sheet, if the class of Subordinated Noteholders accepts the plan, the Senior Lenders will waive and release their senior claims and Subordinated Noteholders will receive a pro rata share of approximately $45 million in cash plus common stock in the reorganized Company. However, if the class of Subordinated Noteholders rejects the proposed plan, the class would receive an allocation of cash only after payment in full under the project financing facility of Sumitomo and the Senior Lenders. In such circumstances, the Subordinated Noteholders would receive common stock of the reorganized company, but might not receive any cash distributions under the proposed plan. The Company’s existing shareholders would receive no distributions under the proposed plan.

San Cristobal Purchase and Sale Agreement

On January 12, 2009, the Company, ASMC and certain other wholly-owned subsidiaries of the Company entered into a Purchase and Sale Agreement with Sumitomo and one of its wholly-owned subsidiaries (the “Purchase Agreement”) pursuant to which Sumitomo has agreed to purchase all of the Company’s direct and indirect interests in the San Cristobal mine for a cash purchase price of $27.5 million. Under the terms of the Purchase Agreement, the Company will be released from liabilities associated with the San Cristobal mine, including its guarantee of San Cristobal indebtedness, and will be reimbursed for $2.5 million in expenses which were previously paid by the Company for the benefit of the San Cristobal mine. The consummation of the transaction is subject to certain conditions, including Bankruptcy Court approval of the plan of reorganization. Proceeds from the transaction will be used, in part, to provide cash distributions to creditors of the Company and ASMC.

APEX SILVER MINES CORPORATION – A Services Company

1700 Lincoln Street – Suite 3050 – Denver, Colorado 80203 – Telephone (303) 839-5060 – Fax (303) 839-5907

The Purchase Agreement includes a no-shop provision that precludes the Company from affirmatively soliciting alternative transactions for the sale of San Cristobal to a third party. If the Company consummates an alternative transaction, it will be required to pay a break-up fee of $16 million. In addition, if the Company approves an alternative transaction or materially breaches the Purchase Agreement, it would be obligated to pay up to $2.0 million in Sumitomo expenses.

Sumitomo may terminate the Purchase Agreement under certain circumstances, including (i) if the Bankruptcy Court does not approve the break-up fee provision of the Purchase Agreement by January 22, 2009, (ii) if the Bankruptcy Court does not approve the plan or reorganization by March 16, 2009, and (iii) if the closing of the Purchase Agreement does not occur prior to March 31, 2009.

Management Services Agreement

In connection with the Purchase Agreement, ASMC will enter into a Management Services Agreement with Sumitomo (the “Management Agreement”) to provide certain management services to the San Cristobal mine following consummation of the Purchase Agreement and emergence from the Chapter 11 proceeding. The Company will receive an annual fee of $6.0 million and a potential annual incentive fee of $1.5 million. The services will include, for example, management of technical and operating activities, administrative support, information technology and local community relations. The Management Agreement will have an initial term of twelve months and thereafter may be terminated by either party with prior notice. If terminated by Sumitomo, the Company will be entitled to a $1.0 million termination fee.

Senior Secured DIP Financing Facility

The Company and Sumitomo have agreed to the principal terms for a Secured, Super-Priority Debtor-in-Possession Credit Agreement with Sumitomo (the “DIP Financing Facility”) under which Sumitomo has agreed to finance the Company’s pro rata portion of San Cristobal’s operating costs, up to $35.0 million. The DIP Financing Facility will bear interest at 15% per annum and is secured by all of the Company’s assets. Sumitomo has agreed not to exercise its remedies as lender under the San Cristobal project finance facility or the MSC Loan Agreement dated August 11, 2008, as amended, until maturity of the DIP Financing Facility. The DIP Financing Facility will mature on the earliest to occur of: (i) March 31, 2009, (ii) the acceleration of the DIP Financing Facility upon the occurrence of an Event of Default under the DIP Financing Facility, which includes, among other provisions, termination of the Purchase Agreement, (iii) February 11, 2009, if the Bankruptcy Court has not entered a final order approving the DIP Financing Facility, (iv) the entry of a Bankruptcy Court order approving a plan of reorganization that is consistent with the Plan Support Agreement under which Sumitomo or its affiliates consummate the purchase of the San Cristobal mine under the Purchase Agreement, or (v) the entry by Apex or its affiliates into definitive documentation for an alternative transaction. Upon consummation of the transactions under the Purchase Agreement, Sumitomo has agreed to waive repayment of the DIP Financing Facility. Upon

APEX SILVER MINES CORPORATION – A Services Company

1700 Lincoln Street – Suite 3050 – Denver, Colorado 80203 – Telephone (303) 839-5060 – Fax (303) 839-5907

consummation of an alternative transaction, the Company has agreed to repay the obligations under the DIP Financing Facility in full as well as Sumitomo’s $131.625 million claim as a lender to the San Cristobal mine.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On January 12, 2009, the Company was informed orally by the NYSE Alternext US LLC (the “Exchange”) that the Exchange had halted trading of the Company's ordinary shares and planned to issue a notice of delisting of the Company’s shares. The Exchange noted that it reached this decision in light of the Company’s decision to file a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

The last day that the Company's ordinary shares traded on the Exchange was January 9, 2009. The Company does not intend to take any further action to appeal the Exchange's decision, and therefore it is expected that the ordinary shares will be delisted after the completion of the Exchange's application to the U.S. Securities and Exchange Commission.

Securities and Exchange Commission Wells Notice

As previously reported, in 2006, the U.S. Securities and Exchange Commission (the “Commission”) and the U.S. Department of Justice informed the Company that they had commenced an investigation with respect to potential payments to government officials made by certain senior employees of one of the Company’s South American subsidiaries in 2003 and 2004 in connection with an inactive, early stage exploration property. On January 7, 2009, the Company received a “Wells notice” from the staff of the Commission. The Wells notice states that the staff intends to recommend to the Commission that it bring an enforcement action against the Company, alleging that the Company violated Sections 13(b)(2)(A), 13(b)(2)(B), 13(b)(5) and 30A of the Securities Exchange Act of 1934. The notice further states that in connection with such action, the staff may seek permanent injunctive relief, disgorgement and civil monetary penalties against the Company. Under the Commission’s procedures, the recipient of a Wells notice has the opportunity to respond to the staff before the staff makes its formal recommendation on whether any civil action should be brought by the Commission.

Additional Information

Additional information on Apex’s Chapter 11 filing is available at the following web site address: http://www.apexsilver.com/restructure/. Information is also available at http://chapter11.epiqsystems.com/apex. Updated information will be provided at this web address is it becomes available.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company’s planned reorganization under Chapter 11 of the Bankruptcy Code, its anticipated financial resources and potential enforcement action against the Company by the Commission.

APEX SILVER MINES CORPORATION – A Services Company

1700 Lincoln Street – Suite 3050 – Denver, Colorado 80203 – Telephone (303) 839-5060 – Fax (303) 839-5907

These statements are subject to risks and uncertainties, including the ability of the Company to continue business operations during the Chapter 11 proceeding; whether the Company’s anticipated financial resources during the proceedings will be sufficient to fund its operations and its ability to operate pursuant to the DIP Financing Facility; the ability of the Company to obtain court approval of various motions it expects to file as part of the Chapter 11 proceeding; the ability of the Company to consummate its plan of reorganization as currently planned; risks associated with third party motions in the Chapter 11 proceeding, which may interfere with the Company’s ability to develop and consummate a plan of reorganization; the potential adverse effects of the Chapter 11 proceeding on the Company’s liquidity or results of operations; the ability of the Company to obtain and maintain reasonable terms with vendors and service providers during the Chapter 11 proceeding; the Company’s ability to motivate and retain key executives and other necessary personnel while seeking to implement its plan of reorganization; and whether the Commission determines to proceed against the Company and, if so, the nature of the penalties that may be sought by the Commission and the impact of such an action on the ability of the Company to implement its reorganization plan. The Company assumes no obligation to update this information. Additional risks relating to the Company may be found in the Company’s periodic and current reports filed with the Commission.

CONTACT: Apex Silver Mines Corporation

Jerry W. Danni, (303) 839-5060

Sr. Vice President Corporate Affairs

SOURCE: Apex Silver Mines Corporation

APEX SILVER MINES CORPORATION – A Services Company

1700 Lincoln Street – Suite 3050 – Denver, Colorado 80203 – Telephone (303) 839-5060 – Fax (303) 839-5907